Exhibit 99.1
FOR IMMEDIATE RELEASE
Plexus Reports Record Third Fiscal Quarter Revenue of $536 Million
Initiates Q4 Revenue Guidance of $530 — $555 Million
NEENAH, WI, July 21, 2010 — Plexus Corp. (Nasdaq: PLXS) today announced:
Q3 Fiscal 2010 Results (quarter ended July 3, 2010):

•	Revenue: $536 million, relative to guidance of $520 to $545 million.

•	Diluted EPS: $0.59, including $0.06 per share of stock-based compensation expense, relative to guidance of $0.54 to $0.60.

Q4 Fiscal 2010 Guidance:

•	Revenue: $530 to $555 million.

•	Diluted EPS: $0.58 to $0.63, excluding any restructuring charges and including approximately $0.06 per share of stock-based compensation expense.
Dean Foate, President and CEO, commented, “Our third fiscal quarter of 2010 established a new milestone for Plexus as revenues, for the first time, surpassed $500 million. Revenues grew 9% over the prior quarter to $536 million as we experienced robust sequential growth in all of our market sectors with the exception of Wireless Infrastructure, which declined during the quarter. Earnings leverage was strong with EPS of $0.59, up 16% over the prior quarter. Return on invested capital (ROIC) improved to 19%, moving this key financial metric closer to our 20% target.”
Mr. Foate continued, “Our pace of new business wins continued at a strong level. During the third fiscal quarter, we won 22 new manufacturing programs that we anticipate will generate approximately $141 million in annualized revenue. New manufacturing programs won during this period will primarily affect fiscal 2011 revenues as the programs ramp in production over the coming quarters. Our engineering services business continued to build a healthy backlog, winning approximately $16 million of new programs during the third fiscal quarter. All new business is subject to risks around the timing and ultimate realization of the anticipated revenues.”
Ginger Jones, Vice President and CFO, commented, “Gross and operating margins were 10.4% and 5.0%, respectively, for the third fiscal quarter, in-line with our expectations when we set guidance for the quarter. Importantly, we are now at our target operating margin of 5%. Management of working capital was challenged during the quarter, with continued demand variability from customers and constraints in the supply-chain for components. As a result, third fiscal quarter cash cycle days increased to 75 days, up nine days from the previous fiscal quarter.”
Mr. Foate added, “Our current view is that our fourth fiscal quarter will show modest sequential revenue growth. We are establishing fourth fiscal quarter revenue guidance of $530 to $555 million with diluted EPS of $0.58 to $0.63, excluding any restructuring charges and including approximately $0.06 per share of stock-based compensation expense.”
Mr. Foate concluded, “Fiscal 2010 is on track to be an excellent year for Plexus, with year-over-year organic revenue growth likely to exceed 20%, bringing full-year revenues to near $2 billion with industry leading ROIC performance of approximately 19%. I believe that our robust recovery in fiscal 2010, both in organic revenue growth and financial results, helps demonstrate that our industry leadership in delivering Product Realization services to customers with mid-to-low volume, higher complexity requirements, comprises a unique value proposition that helps create competitive advantage for our customers. We believe that our strategy affords Plexus continuing organic growth opportunities. In anticipation of that growth, we have committed to build an additional manufacturing facility in Penang, Malaysia, which we expect to be operational in early fiscal 2012. As fiscal 2011 unfolds, we will continue to evaluate our overall global capacity, and we currently anticipate announcing additional manufacturing footprint investments, most likely in China and Romania. These investments are designed to leverage our strong regional operations teams, with investments primarily in close proximity to our current locations. We also remain committed to our Product Realization services strategy in continental Europe and we continue to explore alternatives to extend our engineering services capabilities to this important marketplace.”
Plexus provides non-GAAP supplemental information. Non-GAAP income statements exclude transactions such as restructuring costs that are not expected to have an effect on future operations. Non-GAAP financial data is provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP financial measures, including return on invested capital (“ROIC”), are used for internal management assessments because such measures provide additional insight into ongoing financial performance. In particular, we provide ROIC because we believe it offers insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.
MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Market Sector	Q3 F10		Q2 F10
Wireline/Networking	$223 M	42%	$210 M	43%
Wireless Infrastructure	$61 M	11%	$70 M	14%
Medical	$111 M	21%	$93 M	19%
Industrial/Commercial	$98 M	18%	$81 M	17%
Defense/Security/Aerospace	$43 M	8%	$37 M	7%
Total Revenue	$536 M		$491 M
FISCAL Q3 SUPPLEMENTAL INFORMATION
•	ROIC for the third fiscal quarter was 19.0%. The Company defines third quarter ROIC as tax-effected annualized operating income divided by average invested capital over a rolling four-quarter period. Invested capital is defined as equity plus debt, less cash and cash equivalents and short-term investments. In periods where restructuring or non-cash goodwill impairment charges were incurred, such as some quarters in fiscal 2009, we compute adjusted ROIC excluding these costs to better compare ongoing operations.

•	Cash flow used in operations was approximately $32 million for the quarter. Capital expenditures for the quarter were $16 million. Free cash flow was negative during the quarter, at approximately $48 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 54% of revenue during the quarter, down 3 percentage points from the previous quarter.

•	Juniper Networks, Inc., with 16% of revenue, was the only customer representing 10% or more of revenue for the quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q3 F10	Q2 F10
Days in Accounts Receivable	47 Days	45 Days
Days in Inventory	89 Days	89 Days
Days in Accounts Payable	(61) Days	(68) Days
Annualized Cash Cycle	75 Days	66 Days
Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q3 Earnings Conference Call

When:	Thursday, July 22nd at 8:30 a.m. Eastern Time

Where:	(877) 312-9395 or (408) 774-4005 with conference ID: 86934058 http://tinyurl.com/22mw9n2 (requires Windows Media Player)

Replay:	The call will be archived until July 29, 2010 at midnight Eastern Time http://tinyurl.com/22mw9n2 or via telephone replay at (800) 642-1687 or (706) 645-9291 with conference ID: 86934058
For further information, please contact:
Ginger Jones, VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com
About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronic Manufacturing Services (EMS) industry, providing product design, supply chain and materials management, manufacturing, test, fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in mid- to low-volume, higher-mix customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 100 branded product companies in North America, Europe and the Asia Pacific region.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the economic performance of the industries, sectors and customers we serve; the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risk that our revenue and/or profits associated with customers who have been recently acquired by third parties will be negatively affected; the risks relative to new customers, including our arrangements with The Coca-Cola Company, which risks include customer delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of the current constrained supply environment, which has led and may continue to lead to periods of shortages and delays in obtaining components based on the lack of capacity at some of our suppliers to meet increased demand, or which may cause customers to increase forecasts and orders to secure raw material supply or result in our inability to secure raw materials required to complete product assemblies; raw materials and component cost fluctuations particularly due to sudden increases in customer demand; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by customer resulting in an inventory write-off; the weakness of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability on our part or that of our customers or suppliers to access cash investments and credit facilities; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, including our recent and planned expansions, such as our new facilities in Hangzhou, China and Oradea, Romania, and our plans to further expand in Penang, Malaysia and other locations; the adequacy of restructuring and similar charges as compared to actual expenses; the risk of unanticipated costs, unpaid duties and penalties related to an ongoing audit of our import compliance by U.S. Customs and Border Protection; possible unexpected costs and operating disruption in transitioning programs; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices, terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended October 3, 2009).
(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009
Net sales	$536,384	$378,643	$1,457,761	$1,223,647
Cost of sales	480,836	344,038	1,307,201	1,106,694

Gross profit	55,548	34,605	150,560	116,953

Operating expenses:
Selling and administrative expenses	28,516	22,491	79,918	70,104
Goodwill impairment costs	—	—	—	5,748
Restructuring costs	—	—	—	2,823

	28,516	22,491	79,918	78,675

Operating income	27,032	12,114	70,642	38,278

Other income (expense):
Interest expense	(2,359)	(2,680)	(7,336)	(8,343)
Interest income	320	448	1,143	1,851
Miscellaneous income (expense)	(128)	370	(239)	712

Income before income taxes	24,865	10,252	64,210	32,498

Income tax expense	497	1,042	1,284	1,222

Net income	$24,368	$9,210	$62,926	$31,276

Earnings per share:
Basic	$0.60	$0.23	$1.58	$0.79

Diluted	$0.59	$0.23	$1.54	$0.79

Weighted average shares outstanding:
Basic	40,337	39,445	39,935	39,382

Diluted	41,208	39,712	40,753	39,550

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
Statements of Operations

	Three Months Ended		Nine Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009
Net income — GAAP	$24,368	$9,210	$62,926	$31,276

Add: Income tax expense	497	1,042	1,284	1,222

Income before income taxes – GAAP	24,865	10,252	64,210	32,498

Add: Goodwill impairment costs	—	—	—	5,748
Restructuring costs*	—	—	—	2,823

Income before income taxes and excluding restructuring and impairment costs – Non-GAAP	24,865	10,252	64,210	41,069

Income tax expense – Non-GAAP**	497	1,042	1,284	3,602

Net income – Non-GAAP	$24,368	$9,210	$62,926	$37,467

Earnings per share – Non-GAAP:
Basic	$0.60	$0.23	$1.58	$0.95

Diluted	$0.59	$0.23	$1.54	$0.95

Weighted average shares outstanding:
Basic	40,337	39,445	39,935	39,382

Diluted	41,208	39,712	40,753	39,550

* Summary of restructuring costs

Restructuring costs:
Severance costs	$—	$—	$—	$1,948
Other exit costs	—	—	—	875

Total restructuring costs	$—	$—	$—	$2,823

**GAAP to Non-GAAP Income Tax Disclosure:

GAAP income tax expense	$497	$1,042	$1,284	$1,222
Finalization of federal, state audits and change in state laws	—	—	—	1,377
Goodwill impairment costs	—	—	—	184
Severance costs	—	—	—	614
Other exit costs	—	—	—	205

Non-GAAP income tax expense	$497	$1,042	$1,284	$3,602

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation

	Nine Months
	Ended
	July 3, 2010
Operating income		$70,642
Add: Unusual (restructuring and impairment) charges		—

Operating income (excluding unusual charges)		70,642
	÷	3

		23,547
	x	4

Annualized operating income		94,189
Tax rate (excluding unusual charges)	x	2%

Tax impact	-	1,884

Operating income (tax effected)		$92,305

Average invested capital		$484,903
ROIC		19.0%

					Average
					Invested
	July 3, 2010	April 3, 2010	January 2, 2010	October 3, 2009	Capital
Equity	$620,619	$585,954	$549,618	$527,446
Plus:
Debt — current	17,310	17,655	21,626	16,907
Debt — non-current	117,485	121,692	125,908	133,936
Less:
Cash and cash equivalents	(190,203)	(234,028)	(233,931)	(258,382)

	$565,211	$491,273	$463,221	$419,907	$484,903

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	July 3,	October 3,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$190,203	$258,382
Accounts receivable	274,663	193,222
Inventories	468,870	322,352
Deferred income taxes	17,970	15,057
Prepaid expenses and other	15,104	9,421

Total current assets	966,810	798,434

Property, plant and equipment, net	222,839	197,469
Deferred income taxes	13,732	10,305
Other	16,539	16,464

Total assets	$1,219,920	$1,022,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$17,310	$16,907
Accounts payable	321,812	233,061
Customer deposits	29,695	28,180
Accrued liabilities:
Salaries and wages	38,788	28,169
Other	51,568	33,004

Total current liabilities	459,173	339,321

Long-term debt and capital lease obligations, net of current portion	117,485	133,936
Other liabilities	22,643	21,969

Total non-current liabilities	140,128	155,905

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 47,834 and 46,994 shares issued, respectively, and 40,388 and 39,548 shares outstanding, respectively	478	470
Additional paid-in-capital	396,393	366,371
Common stock held in treasury, at cost, 7,446 shares for both periods	(200,110)	(200,110)
Retained earnings	418,961	356,035
Accumulated other comprehensive income	4,897	4,680

Total shareholders’ equity	620,619	527,446

Total liabilities and shareholders’ equity	$1,219,920	$1,022,672

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